T. Rowe Price Group, Inc.
Supplemental Savings Plan

EXHIBIT 99.2
Schedule 1 -- Sponsoring Employers

T. Rowe Price Group, Inc.
T. Rowe Price Associates, Inc.
T. Rowe Price Advisory Services, Inc.
T. Rowe Price Services, Inc.
T. Rowe Price Retirement Plan Services, Inc.
T. Rowe Price Trust Company
T. Rowe Price Investment Services, Inc.
T. Rowe Price (Canada), Inc.
T. Rowe Price International Ltd
T. Rowe Price Hong Kong Limited
T. Rowe Price Singapore Private Ltd.
T. Rowe Price (Luxembourg) Management S.a.r.l.
T. Rowe Price (Switzerland) GmbH